UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1933

July 6, 2018

Date of Report (Date of Earliest Event Reported)

Poverty Dignified, Inc.
(Name of small business issuer in its charter)

Nevada	7389	46-3754609
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

John Kevin Lowther

CEO

330 Grapevine Highway

Hurst, TX 76054

719-761-1869

Please send a copy of all correspondence to:

Jillian Ivey Sidoti, Esq

PHONE 323-799-1342

jillian@crowdfundinglawyers.net

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The Company has issued the following press release.

Poverty Dignified, Inc. Buys Back Six Convertible Notes

HURST, TX – July 6, 2018 – Poverty Dignified, Inc. (OTCQB: PVDG) (“Poverty Dignified” or the “Company”), a renewable energy company, incubating solar technologies to establish electrification, education, connectivity and media distribution infrastructures in rural communities across the globe to empower the individual, community and local economy, today announced the strategic buyout of six convertible notes.

As part of the Company’s continued efforts to restructure and recapitalize, management aggressively moved to buy back six convertible notes totaling $389,660.39. (1) Morningview Financial, LLC: $80,586.30, (2) EMA Financial, LLC: $87,277.15, (3) Power Up Lending Group, LTD: $70,955.84, (4) Crown Bridge Partners, LLC: $62,841.10, (5) Auctus Fund, LLC: $60,000 and (6) Peak One Opportunity Fund, LP: $28,000.

Management believes the initial decision to leverage the bridge capital from these convertible notes to fortify the Company’s base and market its reputation as a valid Renewable Energy Company to multiple global markets, was a necessary step in the right direction. Management further contends that the timely ability to harness the needed momentum made possible through these notes, continues to allow the Company to push through and grasp opportunities that are critical to retaining its competitive advantage.

Item 2.03 Creation of a Direct Financial Obligation.

Poverty Dignified, Inc. currently has one active and outstanding Convertible Note Agreement that it signed on June 21, 2018 with Power Up Lending Group, LTD., with a value of $128,000. The Convertible Note has an Interest Coupon of 12% per annum and is convertible at the price of 58% multiplied by the Market Price (representing a discount rate of 42%). “Market Price” means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Conversion Date.

Due to the non-disclosure agreements and covenants within the promissory note itself, it is hereby withheld and are not filed as an exhibit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Poverty Dignified, Inc.

Date: July 6, 2018	By:	/s/ George C. Critz, III
George C. Critz, III
Chief Financial Officer

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